Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 26, 2026, with respect to that certain Agreement and Plan of Merger, dated as of April 8, 2026 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and among Odyssey Marine Exploration, Inc., a Nevada corporation (“Odyssey”), Oceanus Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Odyssey (“Merger Sub”), and American Ocean Minerals Corporation, a Delaware corporation (“AOM”). Odyssey, Merger Sub and AOM are sometimes individually referred to in this Amendment as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, the Parties entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into AOM, with AOM surviving such merger as a wholly owned Subsidiary of Odyssey;

WHEREAS, pursuant to Section 9.14 of the Merger Agreement, the Merger Agreement may be amended by the Parties by execution and delivery of an instrument in writing signed by each of the Parties; and

WHEREAS, the Parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.

Amendment to Section 5.8 (Form S-4; Proxy Statement/Prospectus). The sentence of Section 5.8(a) of the Merger Agreement that begins with “Without limitation, the Proxy Statement/Prospectus shall” is hereby amended and restated in its entirety to read as follows:

“Without limitation, the Proxy Statement/Prospectus shall (i) solicit proxies from the holders of Odyssey Common Stock to vote at the Odyssey Shareholder Meeting in favor of (A) the Odyssey Share Issuance, (B) the Odyssey Assumed Warrants Issuance, (C) the Odyssey Articles Amendment, and (D) any other proposals deemed necessary or desirable by the Parties to consummate the transactions contemplated hereby (collectively, the “Transaction Proposals”), (ii) include financial and other information regarding the transactions contemplated hereby in accordance with Regulation 14A under the Exchange Act, and (iii) constitute a prospectus of Odyssey that complies with the provisions of the Securities Act relating to the Odyssey Common Stock to be issued to the AOM Stockholders pursuant to Article II.”

2.

Amendment to Exhibit B (Form of Amended and Restated Articles of Incorporation of Odyssey). Exhibit B to the Merger Agreement (Form of Amended and Restated Articles of Incorporation of Odyssey) is hereby amended by replacing the first sentence of Article IV (Capital Stock) with the following: “The aggregate number of shares which this Corporation shall have authority to issue is: Four Hundred Million (400,000,000) shares of $.0001 par value each, which shares shall be designated “Common Stock”; and Twenty-Five Million (25,000,000) shares of $.0001 par value each, which shares shall be designated “Preferred Stock” and which may be issued in one or more series at the discretion of the Board of Directors.”

3.

No Other Amendments; Effect of Amendment. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect in accordance with its terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. Upon the execution and delivery of this Amendment, the Merger Agreement shall be deemed to be amended as set forth herein, with the same effect as if the amendments made hereby were originally set forth in the Merger Agreement, and this Amendment and the Merger Agreement shall henceforth be read, taken and construed as one and the same instrument.

4.

References. From and after the date of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment; provided, however, that references to the date of the Merger Agreement, and references to “the date hereof” and “the date of this Agreement” set forth in the Merger Agreement, shall in all instances continue to refer to April 8, 2026.

5.

Miscellaneous. The provisions of Article IX of the Merger Agreement (Miscellaneous), including Section 9.10 (Governing Law), Section 9.12 (Counterparts; Electronic Signatures), and Section 9.14 (Amendment), are hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Mark D. Gordon

Name:	Mark D. Gordon
Title:	Chairman and Chief Executive Officer

OCEANUS MERGER SUB, INC.

By:	/s/ Mark D. Gordon

Name:	Mark D. Gordon
Title:	President

AMERICAN OCEAN MINERALS CORPORATION

By:	/s/ Philip Plough

Name:	Philip Plough
Title:	Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]